Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

BLACKHAWK NETWORK, INC.

The undersigned directors of BLACKHAWK NETWORK, INC. hereby certify that:

1. They are all directors of BLACKHAWK NETWORK, INC., a Delaware corporation (the “Corporation”).

2. The Corporation has not received any payment for any of its stock. No stock has been issued by the Corporation and no officers of the Corporation have been appointed or elected.

3. The Board of Directors of the corporation has adopted the following resolution approving the following amendment to Article I of the Corporation’s Certificate of Incorporation by unanimous written consent dated as of June 29, 2006:

WHEREAS, the Board of Directors has determined that it is in the best interests of this corporation to change the name of the corporation to “Blackhawk Network Holdings, Inc.”

NOW, THEREFORE, BE IT RESOLVED, that Article I of the Certificate of Incorporation of this corporation be amended to read in full as follows:

“ARTICLE I.

NAME

The name of the corporation (herein called the “Corporation”) is Blackhawk Network Holdings, Inc.”

4. The foregoing amendment to Article I was unanimously approved by the directors of the Corporation in accordance with Section 241(b) of the Delaware General Corporation Law and otherwise duly adopted in accordance with such Section.

5. Being the directors of the Corporation hereinabove named, we each make this Certificate on behalf of the Corporation; and we each hereby declare that this is our act and deed and the facts herein stated are true.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, we have signed this certificate this 29th of June, 2006.

/s/ Donald D. Kingsborough
Donald D. Kingsborough

/s/ Robert A. Gordon
Robert A. Gordon

/s/ Bradley S. Fox
Bradley S. Fox

/s/ Robert L. Edwards
Robert L. Edwards

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